Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on October 15, 2026 (the “Effective Date”) by and between Neil Buckley (the “Executive”) and Slate Medicines, Inc. (the “Company”), amending and restating in its entirety that certain Employment Agreement by and between Executive and the Company, dated as of April 1, 2026 (the “Prior Agreement”).

The Company desires to continue to employ the Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company; and

Executive wishes to continue to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 Position. Subject to the terms set forth herein, the Company continues to employ Executive in the position of President and Chief Operating Officer, and Executive hereby accepts such continued employment.

1.2 Start Date. Executive’s employment with the Company commenced on April 1, 2026 (the “Start Date”). \

1.3 Duties. Executive will continue to report to the Company’s Chief Executive Officer (“CEO”), performing such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the CEO or the CEO’s designee. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement principally out of Executive’s home office in Raleigh, North Carolina. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4 Company Policies and Benefits. The employment relationship between the parties shall be subject to the Company’s written personnel policies and procedures as they may be established, interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly-situated Executives in the Company’s benefit plans and paid time off policies to be established and in effect from time to time during Executive’s employment. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall receive for Executive’s services to be rendered under this Agreement a base salary of $475,000 on an annualized basis, subject to review and adjustment by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2 Annual Discretionary Bonus. Executive will be eligible to be awarded a discretionary annual cash bonus with a target of forty percent (40%) of Executive’s then-current Base Salary, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard payroll withholding requirements (“Target Bonus”). Whether or not Executive is awarded any bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board of Directors of the Company (the “Board”) in its reasonable discretion, but with input from Executive, within a reasonable period after the beginning of the applicable calendar year and (b) Executive’s continuous performance of services to the Company through the date any such bonus is paid ((a) and (b) together, the “Bonus Criteria”). The bonus may be greater or lesser than the Target Bonus and may be zero. Any bonus awarded will be paid no later than March 15 of the calendar year immediately following the calendar year for which such bonus is awarded. In the event Executive’s Base Salary is increased during an applicable bonus year, any bonus Executive is eligible to receive for that year (as a percentage of Executive’s Base Salary) will be calculated such that the modified Base Salary rate only applies to the period of time from the effective date of the Base Salary adjustment through the end of the applicable bonus year (and the prior Base Salary rate applies to the period before the Base Salary adjustment). The Board will determine in its good faith discretion the extent to which Executive has achieved the performance goals upon which the bonus is based and the amount of the bonus, if any, based on the Bonus Criteria.

2.3 Signing and Retention Bonus. The Company has advanced Executive $125,000 (the “Retention Bonus”), less applicable withholding taxes, which was paid on the first regular payroll date following the Start Date, subject to Executive’s continued employment through such payment date. Executive will continue to be eligible to earn the Retention Bonus on a monthly basis, earning 1/12th of the Retention Bonus on the last day of each month through the twelve (12) month period after the Start Date (the “Earn Date”). Notwithstanding the foregoing, and subject to Executive’s satisfaction of the Severance Preconditions (as defined below), in the event Executive is terminated without Cause (as defined below) or resigns for Good Reason (as defined below), the Company will forgive any repayment of the Retention Bonus due to the Company under this Section 2.3. If Executive’s service to the Company is terminated by the Company for Cause or Executive resigns from the Company without Good Reason, in either case, prior to the Earn Date, then Executive will be required to, and hereby agrees to, repay the net after-tax amount of the Retention Bonus that has not been earned as of such date (such amount, the “Retention Repayment Amount”), and Executive will not be eligible for the Retention Bonus to the extent not yet paid. Executive agrees that the Company may deduct, in accordance with applicable law, the Retention Repayment Amount from any payments the Company owes Executive, including but not limited to any regular payroll amount or any expense payments. Executive further agrees to pay to the Company, within thirty (30) days following the termination date, any remaining unpaid balance of the Retention Repayment Amount not covered by such deductions.

2.4 Stock Option.

(a) Subject to approval of the Board, Executive has been granted an option to purchase 422,941 shares of the Company’s common stock (the “Option”), pursuant and subject to the Company’s 2024 Equity Incentive Plan (“Plan”) and the Company’s standard form of Stock Option Agreement between Executive and the Company. The Option is an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and has an exercise price per share determined based upon the fair market value of the common stock of the Company as determined in good faith by the Board. The Option vests according to the following schedule: 25% vests as of one year from the Start Date, and the remaining 75% of the shares then vest in equal 2.0833% installments each month thereafter over the following thirty-six (36) months, subject to continuous employment with the Company on such dates.

Notwithstanding the foregoing, the vesting and exercisability of 301,019 shares subject to the Option (the “Tolled Shares”) will be tolled and shall be eligible to vest and become exercisable pursuant to the vesting schedule above only as set forth in the immediately succeeding sentence. Upon the occurrence of each of the Tranche 2 Closing, the Tranche 3 Closing, any Elective Closing and/or any Shortfall Closing, as and if applicable, (each as defined in the Purchase Agreement, and each, a “Closing”), the Tolled Shares shall vest following each such Closing with respect to a number of shares equal to (i) 301,019 shares multiplied by (ii) the quotient obtained by dividing (x) the aggregate dollar amount invested by the applicable Purchasers (as defined in the Purchase Agreement) in such Closing by (y) $120,000,000. For the avoidance of doubt, any portion of the Tolled Shares that does not vest pursuant to the immediately preceding sentence shall automatically terminate in its entirety and shall return to the available reserve under the Plan effective as of the earlier of (i) the Tranche 3 Outside Date (as defined in the Purchase Agreement) or (ii) the date of the termination of Executive’s continuing employment with the Company. For purposes of this Agreement, the “Purchase Agreement” shall mean that certain Series A Preferred Stock Purchase Agreement, by and among the Company and the purchasers listed on Exhibit A thereto, dated as of February 17, 2026 (as amended and/or restated from time to time).

For the avoidance of doubt, and subject to approval of the Board, Executive shall be issued an option to purchase 381,027 shares of the Company’s common stock pursuant to the terms of that certain Common Stock Purchase Agreement, by and between the Company and Executive, dated as of September 10, 2024 and amended on February 9, 2026.

(b) From and after the Effective Date, the acceleration benefit set forth in this Section 2.4(b) shall be amended to apply solely to Company equity awards granted to Executive prior to the Effective Date, as follows: effective upon the consummation of a Change in Control of the Company, whether or not the Company equity awards have been continued, assumed or substituted for by the Company and/or the acquiror (or any affiliate of the acquiror) in connection with such Change in Control transaction, and contingent upon Executive’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates and representatives, in a form presented by the Company, the vesting and exercisability of all outstanding unvested Company equity awards granted to Executive prior to the Effective Date, including any options, that are held by Executive as of immediately prior to the Change in Control and which are scheduled to vest and become exercisable under a time-based, performance-based or service-based schedule shall be deemed immediately vested and exercisable.

2.5 Expense Reimbursement.

(a) General. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time.

(b) 409A. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.6. IPO. In the event the Company consummates an initial public offering of its equity securities pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, the Board (or the Compensation Committee thereof) shall, within ninety (90) days following the closing of such offering, review Executive’s base salary, target bonus opportunity and equity compensation in light of compensation practices for chief executive officers of similarly situated newly publicly-traded companies and shall consider in good faith such upward adjustments as the Board determines appropriate. At a minimum, subject to the approval of the Board, Executive shall be eligible for a new equity award with a target value determined by the Board based on market practices for chief executive officers of newly publicly-traded companies.

3. CONFIDENTIAL INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS. As a condition of employment, Executive agrees to execute and abide by the Employee Confidential Information and Inventions Assignment Agreement attached as Exhibit A (“Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement, but only for the purpose of complying with applicable law. Notwithstanding the terms of the Confidential Information Agreement, the definition of “Conflicting Services” shall solely apply to any product or service or process or the research and development thereof in the migraine therapy area or any product or service that directly competes with any product or service that may be developed or substantially planned for development after the Start Date on which Executive worked directly during Executive’s employment or acquired Confidential Information. In the event of a conflict between the terms of this Agreement and the Confidential Information Agreement, the terms of this Agreement shall control. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4. OUTSIDE ACTIVITIES DURING EMPLOYMENT. Except with the prior written consent of the CEO, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, (iii) serving as a director on the board of directors of an entity outside of the Company, so long as such role is approved in advance in writing by the Board, which approval shall not be unreasonably withheld, and (iv) such other activities as may be specifically approved in writing by the CEO. This restriction shall not, however, preclude Executive (i) from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, or (ii) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company. Executive agrees to promptly disclose to the CEO Executive’s involvement in any activities contemplated by this Section 4.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and service as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company will be at-will. Either Executive or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1 Termination by the Company without Cause (not in connection with a Change in Control).

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Sections 6.5 or 6.6 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.

(b) If the Company terminates Executive’s employment without Cause at any time except during the Change in Control Measurement Period (as defined in Section 6.3 below), then Executive shall be entitled to receive the Accrued Obligations (as defined below), and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) and subject to Executive’s compliance with the obligations in Section 6.1(c) below, Executive shall also be eligible to receive the following severance benefits (the “Severance Benefits”):

(i) The Company will pay an amount equal to Executive’s then current Base Salary for twelve (12) months following the date of Executive’s Separation from Service, less all applicable withholdings and deductions (the “Severance Payment”). The Severance Payment will be paid in a lump sum on the first payroll date after the 60th day following Executive’s Separation from Service (the “Severance Pay Commencement Date”).

(ii) If Executive timely elects continued coverage under COBRA, or state continuation coverage (as applicable), for Executive and Executive’s dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA or state continuation premiums necessary to continue Executive’s and Executive’s covered dependents’ health insurance coverage in effect for Executive (and Executive’s covered dependents) on the termination date until the earliest of: (i) the date that is twelve (12) months following the date of Executive’s Separation from Service; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period, which Executive may, but is not obligated to, use toward the cost of COBRA premiums. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.

(iii) If the termination or resignation occurs after the completion of the Company’s calendar year, but before any bonuses are paid for such calendar year, Executive will be eligible for a bonus for the completed calendar year pursuant to the terms and process set forth in Section 2.2 above, dependent upon the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board in its good faith. The Company will pay Executive any bonus awarded for the completed calendar year, less applicable withholdings and deductions, payable on the later of (A) the date that annual performance bonuses are normally paid to other executives at the Company for that calendar year or (B) the Severance Pay Commencement Date (the “Completed Year Bonus”).

(iv) The Company will pay Executive an amount equal to the Target Bonus for the year in which the termination occurs, prorated for any partial year of employment on the basis of a 365-day year, less applicable withholdings and deductions, payable in a lump sum on the Severance Pay Commencement Date, but in no event later than March 15 of the year following the year to which the bonus is attributable.

(v) Effective as of the date of the termination, the vesting of any Option or other equity award previously granted to the Executive shall accelerate such that the Option or other equity award shall be vested as to that number of shares or awards that would have vested had Executive remained continuously employed by the Company for an additional twelve (12) months following the date of such termination. In the case of any equity award subject to performance-based vesting conditions, the applicable performance goals shall be deemed achieved at target level of performance for purposes of determining the number of shares or awards that shall vest pursuant to the preceding sentence. For purposes of this paragraph, any financing-, milestone-, tranche- or similar vesting condition shall be treated as a performance-based vesting condition. With respect to any equity award other than an Option (which Options are intended by the parties to be exempt from Section 409A of the Code), the parties intend that each such award shall comply with, or be exempt from, Section 409A of the Code, and the applicable award shall give effect to the acceleration of vesting and deemed achievement of performance goals set forth above to the maximum extent permitted by Section 409A of the Code.

(c) Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement if: (i) by the sixtieth (60th) day following the date of Executive’s Separation from Service, Executive has signed and delivered to the Company a customary separation agreement containing (among other terms) an effective, general release of claims in favor of the Company and its Affiliates and representatives, substantially in the form attached hereto (and as may be modified as required by law to effectuate a valid release of claims) (the “Release”) and which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company or any Affiliate, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive is in compliance with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement when any such Severance Benefits are due and payable; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release ((i) through (v) collectively, the “Severance Preconditions”). To the extent that any of the Severance Benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of the Severance Benefits will not be made or begin until the later calendar year.

(d) For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e) The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program. For the avoidance of doubt, Executive shall not be eligible for both Severance Benefits and the Change in Control Severance Benefits (as defined below).

(f) Any damages caused by the termination of Executive’s employment without Cause outside of the Change in Control Measurement Period would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2 Resignation by Executive for Good Reason (not in connection with a Change in Control).

(a) Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason (as defined in Section 6.2(b) below).

(b) “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following conditions without Executive’s consent, after Executive’s provision of written notice to the Company of the existence of such condition (which notice must be provided as described in Section 7.1 within thirty (30) days of the initial existence of the condition and must specify the particular condition in reasonable detail), provided that the Company has not first provided notice to Executive of its intent to terminate Executive’s employment: (i) a material reduction in Executive’s duties, responsibilities or authorities, including a requirement that the Executive report to anyone other than the CEO or a change in title; (ii) a material (greater than 10%) reduction by the Company of Executive’s Base Salary (except in the case of either an across-the-board reduction in salaries or a temporary reduction due to financial exigency) or Target Bonus; (iii) the relocation of Executive’s principal place of employment by thirty-five (35) or more miles from Executive’s then-current principal place of employment, excluding the relocation to a different remote work location; or (iv) a material breach of this Agreement. Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, Executive must resign for such Good Reason condition by giving notice as described in Section 7.1 within thirty (30) days after the period for curing the violation or condition has ended).

(c) In the event Executive resigns from Executive’s employment for Good Reason at any time except during the Change in Control Measurement Period, then Executive shall be entitled to the Accrued Obligations and, provided such resignation constitutes a Separation from Service and Executive complies with the obligations in Section 6.1(c) of this Agreement (including the requirement to provide an effective Release), Executive shall also be eligible to receive the same Severance Benefits as described in Section 6.1 and on the same conditions as if Executive had been terminated by the Company without Cause (not in connection with a Change in Control).

6.3 Termination by the Company without Cause or Resignation by Executive for Good Reason in Connection with a Change in Control.

(a) In the event that the Company terminates Executive’s employment without Cause (as defined below) or Executive resigns for Good Reason, in either case, within twelve (12) months following or three (3) months prior to the effective date of a Change in Control of the Company (“Change in Control Measurement Period” and such termination date, the “Change in Control Separation Date”), then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with Section 6.1(c), including but not limited to the Release requirement and Executive’s continued compliance with Executive’s obligations to the Company under Executive’s Confidential Information Agreement, then Executive will be eligible for the following “Change in Control Severance Benefits:”

(i) The Company will pay an amount equal to Executive’s then current Base Salary for twenty-four (24) months following the date of Executive’s Separation from Service, less all applicable withholdings and deductions (such benefit, the “CIC Salary Severance”). The CIC Salary Severance will be paid in a lump sum on the Severance Pay Commencement Date.

(ii) If Executive timely elects continued coverage under COBRA, or state continuation coverage (as applicable), for Executive and Executive’s dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA or state continuation premiums necessary to continue Executive’s and Executive’s covered dependents’ health insurance coverage in effect for Executive (and Executive’s covered dependents) on the termination date until the earliest of: (A) twenty-four (24) months following the date of Executive’s Separation from Service or such shorter period permitted under applicable law; (B) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (C) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (A)-(C), the “CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period, which Executive may, but is not obligated to, use toward the cost of COBRA premiums. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.

(iii) The Completed Year Bonus, to the extent not paid.

(iv) The Company will also pay Executive an amount equal to 2x Executive’s annual bonus for the calendar year in which the Change in Control Separation Date occurs, calculated at target, less all applicable withholdings and deductions, which amount shall be paid to Executive in a lump sum on the Severance Pay Commencement Date, but in no event later than March 15 of the year following the year to which the bonus is attributable.

(v) Effective as of the date of such termination, the vesting and exercisability of all outstanding unvested Company equity awards that are held by Executive as of immediately prior to the Change in Control and which are scheduled to vest and become exercisable under a time-based, performance-based or service-based schedule shall be deemed immediately vested and exercisable.

(b) Notwithstanding the foregoing, for purposes of determining the Change in Control Severance Benefits, if a Change in Control is a Nonqualified Change in Control, then (x) the amounts otherwise payable pursuant to clauses (i), (iii) and (iv) of Section 6.3(a) shall be reduced by 2/3rds and (y) the length of the period in subclause (A) of clause (ii) of Section 6.3(a) shall be reduced by 2/3rds.

(c) The Change in Control Severance Benefits provided to Executive pursuant to this Section 6.3 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(d) Any damages caused by the termination of Executive’s employment without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the Change in Control Severance Benefits for which Executive is eligible pursuant to Section 6.3(a) above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(e) For purposes of this Agreement:

(i) “Change in Control” shall have the meaning set forth in the Plan.

(ii) “Nonqualified Change in Control” shall mean any Change in Control in which the aggregate consideration payable to the holders of the Company’s preferred stock in such Change in Control is equal to or less than two times the aggregate amount of cash invested in the Company by the holders of the Company’s preferred stock in respect of such shares of preferred stock.

6.4 Termination by the Company for Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b) “Cause” shall mean that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or the Confidential Information Agreement any other similar written agreement between the Company and Executive after the expiration of ten (10) days without cure after written notice of such breach, if curable; (ii) any fraud or any material act constituting dishonesty, immoral or disreputable conduct injurious to the Company or its reputation; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any material act of misconduct after the expiration of ten (10) days without cure after written notice of such violation or act, if curable; (v) repeated refusal to follow a clear and reasonable directive of Company as communicated by the CEO after the expiration of ten (10) days without cure after written notice of such failure, if curable; (vi) gross negligence or gross incompetence in the performance of Executive’s duties after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

(c) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.5 Resignation by Executive (other than for Good Reason).

(a) Executive may resign from Executive’s employment with the Company without Good Reason at any time by giving notice as described in Section 7.1.

(b) In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.6 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to Executive’s legal representatives Executive’s Accrued Obligations, but neither Executive nor Executive’s legal representatives will receive the Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefit, except that, contingent upon Executive’s legal representatives executing a release of claims relating to Executive’s employment with the Company in the form presented by the Company, the Company will forgive any repayment of the Retention Bonus due to the Company under Section 2.3.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefit, except that, (i) pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations, and (ii) contingent upon Executive executing an effective Release, the Company will forgive any repayment of the Retention Bonus due to the Company under Section 2.3.

6.7 Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis, or unfavorable decisions by the U.S. Food and Drug Administration or other regulatory agency (for any reasons listed herein), then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.7, Executive will not receive the Severance Benefits, Change in Control Severance Benefits, or any other compensation or benefit, except that, (i) pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations, and (ii) contingent upon Executive executing an effective Release, the Company will forgive any repayment of the Retention Bonus due to the Company under Section 2.3.

6.8 Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under

Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the Severance Benefits or Change in Control Severance Benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified Executive” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the Severance Benefits or Change in Control Severance Benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Benefits or Change in Control Severance Benefits had not been delayed pursuant to this Section 6.8 and (ii) commence paying the balance of the Severance Benefits or Change in Control Severance Benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.8.

6.9 Notice; Effective Date of Termination.

(a) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Section 6.4(b)(iv) or (vi) in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii) immediately upon Executive’s death;

(iii) ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date;

(iv) ten (10) days after Executive gives written notice to the Company of Executive’s resignation without Good Reason, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

(v) for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.2(b).

(b) In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.10 Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs.

6.11 Excise Tax Adjustment.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of this Section 6.11 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause) shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 6.11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.11(a) and the Internal Revenue Service makes a final non-appealable determination thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.11(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.11(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(e) The Company shall use commercially reasonable efforts to seek approval of the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code with respect to any payments or benefits that may constitute “parachute payments” within the meaning of Section 280G of the Code, including by submitting such payments and benefits for a vote of the Company’s stockholders in a manner intended to satisfy the requirements for the shareholder approval exception under Section 280G(b)(5) of the Code; provided that the Company shall take such actions as are reasonably necessary to implement the shareholder approval process in good faith and in a manner designed to maximize the likelihood that the payments and benefits described herein will not be subject to the excise tax imposed by Section 4999 of the Code.

7. GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or to Executive’s Company-issued email address or Executive’s email address as listed in Company records, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4 Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties will enter into a separate Confidential Information Agreement and may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement. In the event of a conflict between the terms of this Agreement, and any other agreement or plan, the terms of this Agreement shall govern.

7.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.8 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to the Executive’s estate upon Executive’s death.

7.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of North Carolina.

7.10 Resolution of Disputes.

(a) To aid the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, and in exchange for the mutual promises contained in this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where Executive last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where Executive last worked for the Company or another mutually agreeable location. Any demand for arbitration must be made within the statute of limitations applicable to the claim asserted as if such claim were asserted in court. Failure to demand arbitration (or, where applicable, file a counterclaim, crossclaim, or third-party claim) within such time limitation shall serve as a waiver and release with respect to all such claims. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge.

(b) The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event Executive or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

(c) Nothing herein prevents Executive from filing and pursuing proceedings before a federal or state governmental agency, although if Executive choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis.

(d) The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims.

(e) The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law.

(f) Executive shall be responsible for Executive’s filing fee in accordance with the applicable rules of JAMS, but shall not be responsible for the payment of JAMS arbitration fees. Notwithstanding Section 10.2 of the Confidentiality Information Agreement, each party is responsible for its own attorneys’ fees, except as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement on the day and year first written above.

SLATE MEDICINES, INC.

By:	/s/ Gregory Oakes
Name: Gregory Oakes
Title: Chief Executive Officer

Executive:

/s/ Neil Buckley
Neil Buckley

1

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT